EXHIBIT 99.1

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our expected first quarter and fiscal 2004 earnings results and our long-term outlook for the company, our industry and our customers, based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the length and severity of the current economic downturn and our ability to manage customer demand through the downturn; fluctuations in operating results; changes in technology; competition; managing rapid growth; managing rapid declines in customer demand; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; and risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; the consolidation of our customer base; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business or other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2002, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL CIRCUIT REPORTS FOURTH QUARTER & FISCAL YEAR RESULTS
Company Posts Record Revenues for Quarter and Year

St. Petersburg, FL – September 18, 2003...Jabil Circuit, Inc. (NYSE: JBL), a global electronics manufacturing services provider, today reported results for the fourth fiscal quarter and fiscal year 2003, ended August 31, 2003.

Fiscal Fourth Quarter 2003
Revenue for the fourth fiscal quarter of 2003 increased 31.1 percent to $1.3 billion compared to $1.0 billion for the same period of fiscal 2002.

On a Generally Accepted Accounting Principles (“GAAP”) basis, net income for the fourth quarter of fiscal 2003 was $20.1 million compared to $1.8 million for the same period of fiscal 2002. GAAP diluted earnings per share for the fourth quarter of fiscal 2003 were $0.10 compared to $0.01 for the same period of fiscal 2002.

Jabil’s fourth quarter of fiscal 2003 core earnings after taxes increased 36.4 percent to $41.4 million, compared to $30.3 million for the fourth fiscal quarter of 2002. Core earnings per share increased 33.3 percent to $0.20 per diluted share for the period, compared to $0.15 for the fourth quarter of fiscal 2002. (Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income. The Company reports core earnings to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core earnings to its GAAP net income and additional information in the supplemental information below).

Gross profit for the fourth quarter of fiscal 2003 increased 25.9 percent to $120.4 million or 9.3 percent of revenue compared to $95.6 million or 9.7 percent of revenue for the same period of fiscal 2002.

On a GAAP basis, operating income for the fourth quarter of fiscal 2003 was $27.4 million compared to $2.3 million for the same period of fiscal 2002.

Core operating income for the fourth quarter of fiscal 2003 increased 37.4 percent to $52.8 million or 4.1 percent of revenue compared to $38.5 million or 3.9 percent of revenue for the fourth quarter of fiscal 2002. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition related charges and restructuring and impairment charges. The Company reports core operating income to provide its investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and additional information in the supplemental information below).

( M O R E )

Q4 2003 Earnings Release—Add One
September 18, 2003

Income Statement Highlights
•	Fourth quarter revenue increased 6.3 percent compared to the third quarter of fiscal 2003.
•	GAAP operating income was $27.4 million for the fourth quarter of fiscal 2003.
•	Core operating income increased 10.5 percent to $52.8 million from the third quarter of fiscal 2003.
•	GAAP earnings were $20.1 million for the fourth quarter of fiscal 2003.
•	Core earnings were $41.4 million or 3.2 percent of revenue for the fourth quarter of fiscal 2003.
•	Fully diluted GAAP earnings per share for the quarter were $0.10 on 203,980,000 average shares.
•	Fully diluted core earnings per share for the quarter were $0.20 on 203,980,000 average shares.

Other Highlights
•	Inventories increased by $23.0 million in the quarter to $510.2 million.
•	Calculated inventory turns were consistent from the third quarter at nine.
•	Sales cycle for the quarter improved four days to 37 days from the third fiscal quarter.
•	During the quarter the Jabil issued $300 million of 5.875% Senior Unsecured Debt due 2010, resulting in debt-to-capitalization ratio of 29 percent for the fourth quarter.
•	Cash flow from operations was approximately $75 million.
•	Capital expenditures for the fourth quarter were approximately $20 million.
•	Depreciation for the fourth quarter was approximately $45 million.
•	Cash balances were $700 million at the end of the fourth quarter.
•	Return on Invested Capital (ROIC) improved to 12 percent in the fourth quarter from 11 percent in the third quarter.

Fiscal Year 2003
Fiscal year revenues increased 33.4 percent to $4.7 billion, compared to $3.5 billion in fiscal year 2002.

On a GAAP basis, net income for fiscal year 2003 was $43.0 million compared to $34.7 million for fiscal 2002. GAAP diluted earnings per share for fiscal 2003 were $0.21 compared to $0.17 for fiscal 2002.

Jabil’s fiscal year 2003 core earnings after taxes increased 54.8 percent to $142.7 million, compared to $92.2 million for fiscal 2002. Core earnings per share increased 54.3 percent to $0.71 per diluted share for the fiscal year, compared to $0.46 for fiscal 2002. (Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income. The Company reports core earnings to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core earnings to its GAAP net income and additional information in the supplemental information below).

Gross profit for fiscal year 2003 increased 30.1 percent to $435.5 million or 9.2 percent of revenue compared to $334.6 million or 9.4 percent of revenue for fiscal year 2002.

On a GAAP basis, operating income for fiscal 2003 was $44.5 million compared to $48.1 million for fiscal 2002.

Core operating income for fiscal 2003 increased 48.0 percent to $181.9 million or 3.8 percent of revenue compared to $122.9 million or 3.5 percent of revenue for fiscal 2002. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition related charges and restructuring and impairment charges. The Company reports core operating income to provide its investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and additional information in the supplemental information below).

( M O R E )

Q4 2003 Earnings Release—Add Three
September 18, 2003

Fiscal Year Summary and Business Outlook

“Our fourth fiscal quarter was a satisfying close to an eventful year. In spite of a variety of challenges, we grew revenues 33 percent, increased core operating earnings 48 percent and expanded core earnings per share 54 percent over fiscal 2002. We’re looking forward to expanding and improving our business throughout fiscal 2004.” said Timothy L. Main, President and Chief Executive Officer.

The Company provided guidance for its first fiscal quarter of 2004 indicating that it currently foresees revenue increasing sequentially six to ten percent, or in a range of $1.375 to $1.425 billion. Jabil said it currently foresees core operating income increasing sequentially seven to twelve percent and core earnings of $0.22 to $0.24 per diluted share, depending upon exact levels of production. GAAP earnings per share are currently estimated to be $0.17 to $0.19 per diluted share. (Expected GAAP earnings per share for the quarter is estimated to include $0.05 per share for amortization of intangibles and acquisition related charges.)

Jabil also provided guidance for its full fiscal year 2004 indicating that it currently foresees revenue growth of approximately 20 percent or $5.6 to $5.8 billion; core operating earnings growth above 25 percent and core earnings growth above 25 percent or in a range of $0.90 to $0.96 per diluted share. GAAP earnings per share are currently estimated to be $0.73 to $0.79 per diluted share. (Expected GAAP earnings per share for the full fiscal year is estimated to include $0.17 per share for amortization of intangibles and acquisition related charges.)

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Supplemental Information
The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of the Company’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Due to its recent acquisitions and restructuring programs, the Company has incurred significant incremental charges that are included in the GAAP financial measures disclosed in this release. Management believes that the incremental nature of these amounts does not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core earnings and core operating income to provide its investors with an alternative method for assessing its earnings and operating income from what it believes to be its core manufacturing operations. Included in this release is a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

Company Conference Call Information
Jabil Circuit will conduct a conference call to announce its fourth quarter and fiscal 2003 earnings today at 4:30 p.m. EDT, live on the Internet at http://www.jabil.com. This earnings conference call will be archived on the web at http://www.jabil.com. The news release and detailed information about Jabil’s earnings will also be available on the web site at jabil.com by approximately 4:00 p.m., EDT. A taped replay will also be available September 18, 2003 at approximately 7:30 p.m. EDT through midnight on September 19, 2003. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 2757126.

Jabil Circuit, Inc. is one of the world’s largest electronic manufacturing services providers. Jabil manufactures for international electronics companies in the automotive, computing and storage, consumer, instrumentation and medical, networking, peripheral and telecommunications markets. Jabil offers circuit design, board design from schematic, prototype assembly, volume board assembly, system assembly, repair and warranty services from facilities in the Americas, Europe and Asia. Further information about Jabil can be found on the World Wide Web at jabil.com.

Investor contact: Beth Walters (727) 803-3511 investor_relations@jabil.com	Media contact: Lisa Allison (727) 803-3314 lisa_allison@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 31,	August 31,
	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$699,748	$640,735
Accounts receivable, net	759,696	446,879
Inventories	510,218	395,918
Income tax receivable	25,502	49,411
Prepaid expenses and other current assets	62,942	34,128
Deferred income taxes	49,541	21,273

Total current assets	2,107,647	1,588,344
Property, plant and equipment, net	746,204	740,868
Goodwill and intangible assets, net	381,319	194,447
Other assets	23,275	24,247

	$3,258,445	$2,547,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of long term debt and capital lease obligations	$347,237	$8,692
Accounts payable	712,697	431,588
Accrued expenses	201,029	153,102

Total current liabilities	1,260,963	593,382
Long term debt and capital lease obligations, less current installments	314,046	354,668
Deferred income taxes	35,178	41,323
Other liabilities	59,782	51,567

Total liabilities	1,669,969	1,040,940

Stockholders’ equity
Common stock	199	198
Additional paid in capital	944,145	926,345
Retained earnings	623,053	580,046
Accumulated other comprehensive income	21,079	377

Total stockholders’ equity	1,588,476	1,506,966

	$3,258,445	$2,547,906

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Twelve months ended

	August 31,	August 31,	August 31,	August 31,
	2003	2002	2003	2002

Net revenue	$1,296,015	$988,223	$4,729,482	$3,545,466
Cost of revenue	1,175,611	892,597	4,294,016	3,210,875

Gross profit	120,404	95,626	435,466	334,591
Operating expenses:
Selling, general and administrative	65,051	55,106	243,663	203,845
Research and development	2,506	2,053	9,906	7,864
Amortization of intangibles	12,514	4,624	36,870	15,113
Acquisition related charges (1)	3,934	3,951	15,266	7,576
Restructuring and impairment charges (2)	8,958	27,555	85,308	52,143

Operating income	27,441	2,337	44,453	48,050
Other Income	—	—	(2,600)	—
Interest income	(1,684)	(2,509)	(6,920)	(9,761)
Interest expense	5,246	3,041	17,019	13,055

Income before income taxes	23,879	1,805	36,954	44,756
Income tax (benefit) expense	3,807	(27)	(6,053)	10,041

Net income	$20,072	$1,832	$43,007	$34,715

Earnings per share:
Basic	$0.10	$0.01	$0.22	$0.18

Diluted	$0.10	$0.01	$0.21	$0.17

Common shares used in the calculation of earnings per share:
Basic	199,059	197,787	198,495	197,396

Diluted	203,980	200,643	202,103	200,782

(1)	During the quarter ended August 31, 2003, we recorded acquisition related charges of $3.9 million ($2.7 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation. During the quarter ended August 31, 2002, we recorded acquisition related charges of $4.0 million ($2.5 million after-tax) in connection with the acquisitions of certain operations of Compaq Computer Corporation, Alcatel Business Systems and Valeo. During the twelve months ended August 31, 2003, we recorded acquisition related charges of $15.3 million ($9.8 million after-tax) in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo, Lucent Technologies of Shanghai, Seagate Technology — Reynosa, S. de R.L. de C.V., Royal Philips Electronics and NEC Corporation. During the twelve months ended August 31, 2002, we recorded acquisition related charges of $7.6 million ($4.7 million after-tax) in connection with the acquisition of certain operations of Marconi Communications, Compaq Computer Corporation, Alcatel Business Systems and Valeo.

(2)	We recorded charges of $9.0 million ($8.3 million after-tax) and $27.6 million ($22.3 million after-tax) related to the restructuring of our business and the disposition of certain fixed assets during the quarters ended August 31, 2003 and August 31, 2002, respectively. We recorded charges of $85.3 million ($60.7 million after-tax) and $52.1 million ($40.2 million after-tax) related to the restructuring of our business during the twelve months ended August 31, 2003 and August 31, 2002, respectively.

JABIL CIRCUIT, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION FOR GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Twelve months ended

	August 31,	August 31,	August 31,	August 31,
	2003	2002	2003	2002

Net Income (GAAP)	$20,072	$1,832	$43,007	$34,715
Amortization of intangibles, net of tax	10,374	3,746	30,848	12,593
Acquisition related charges, net of tax (1)	2,684	2,479	9,827	4,748
Restructuring and impairment charges, net of tax (2)	8,269	22,292	60,688	40,167
Other income, net of tax	—	—	(1,622)	—

Core earnings (Non-GAAP)	$41,399	$30,349	$142,748	$92,223

Earnings per share: (GAAP)
Basic	$0.10	$0.01	$0.22	$0.18

Diluted	$0.10	$0.01	$0.21	$0.17

Core earnings per share: (Non-GAAP)
Basic	$0.21	$0.15	$0.72	$0.47

Diluted	$0.20	$0.15	$0.71	$0.46

Common shares used in the calculation of core earnings: (Non-GAAP)
Basic	199,059	197,787	198,495	197,396

Diluted	203,980	200,643	202,103	200,782

Operating income (GAAP)	$27,441	$2,337	$44,453	$48,050
Amortization of intangibles	12,514	4,624	36,870	15,113
Acquisition related charges (1)	3,934	3,951	15,266	7,576
Restructuring and impairment charges (2)	8,958	27,555	85,308	52,143

Core operating income (Non-GAAP)	$52,847	$38,467	$181,897	$122,882

(1)	During the quarter ended August 31, 2003, we recorded acquisition related charges of $3.9 million ($2.7 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation. During the quarter ended August 31, 2002, we recorded acquisition related charges of $4.0 million ($2.5 million after-tax) in connection with the acquisitions of certain operations of Compaq Computer Corporation, Alcatel Business Systems and Valeo. During the twelve months ended August 31, 2003, we recorded acquisition related charges of $15.3 million ($9.8 million after-tax) in connection with the acquisitions of certain operations of Quantum Corporation, Alcatel Business Systems, Valeo, Lucent Technologies of Shanghai, Seagate Technology — Reynosa, S. de R.L. de C.V., Royal Philips Electronics and NEC Corporation. During the twelve months ended August 31, 2002, we recorded acquisition related charges of $7.6 million ($4.7 million after-tax) in connection with the acquisition of certain operations of Marconi Communications, Compaq Computer Corporation, Alcatel Business Systems and Valeo.

(2)	We recorded charges of $9.0 million ($8.3 million after-tax) and $27.6 million ($22.3 million after-tax) related to the restructuring of our business and the disposition of certain fixed assets during the quarters ended August 31, 2003 and August 31, 2002, respectively. We recorded charges of $85.3 million ($60.7 million after-tax) and $52.1 million ($40.2 million after-tax) related to the restructuring of our business during the twelve months ended August 31, 2003 and August 31, 2002, respectively.